Exhibit 99.1
Vail Resorts Contacts:
Investor Relations:  Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media:  Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Reports Certain Ski Season Metrics for the Season-to-Date Period Ended April 10, 2016
BROOMFIELD, Colo. - April 14, 2016 - Vail Resorts, Inc. (NYSE: MTN) today reported certain ski season metrics for the comparative periods from the beginning of the ski season through April 10, 2016, and for the prior year period through April 12, 2015. The reported ski season metrics are for the Company’s U.S. mountain resorts, excluding results from Perisher and the urban ski areas of Afton Alps, Mt. Brighton and Wilmot Mountain. The data mentioned in this release is interim period data and is subject to fiscal quarter end review and adjustments.

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Season-to-date total lift ticket revenue at the Company’s U.S. mountain resorts, including an allocated portion of season pass revenue for each applicable period, was up 19.3% compared to the prior year season-to-date period.

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Season-to-date ancillary spending increased compared to the prior year, with dining revenue up 16.0% and ski school revenue up 10.1% at the Company’s U.S. mountain resorts. Additionally, retail/rental revenue for U.S. resort store locations was up 11.5% compared to the prior year season-to-date period.

•	Season-to-date total skier visits for the Company’s U.S. mountain resorts were up 13.4% compared to the prior year season-to-date period.

Commenting on the ski season metrics, Rob Katz, Chief Executive Officer, said, “We are very pleased with our results as the 2015/2016 ski season comes to its conclusion. Our momentum throughout the year continued across each of our Western geographies with strong visitation from destination and local guests throughout the spring. The season’s results highlight the experience we provide guests at each of our resorts due to the engagement of our employees and the investments we have made at each of the mountains and the success of our more sophisticated marketing efforts to drive season pass sales and overall destination visitation.”
Regarding the outlook for fiscal 2016, Katz said, “The results from March 7, 2016 through April 10, 2016 were stronger than we expected driven in large part by favorability in the post-Easter time period with excellent conditions at all of our resorts.

As a result, we expect that our fiscal 2016 Resort Reported EBITDA will finish the year at or above the high end of our guidance range issued on March 10, 2016.”
Discussing spring season pass sales results, Katz continued, “Our attention is already turning to the 2016/2017 season with spring season pass sales underway.  The breadth of our season pass collection, led by the Epic Pass and Epic Local Pass, remains the most compelling value for skiers and riders in the United States and from around the world. To date, we have seen very strong overall results with significant continued growth on top of our record results last spring in our destination markets, particularly in Chicago following our recent acquisition of Wilmot Mountain, and strong momentum in each of our local markets.”

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. The Company’s subsidiaries operate nine world-class mountain resorts and three urban ski areas, including Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Perisher in Australia; Afton Alps in Minnesota, Mt. Brighton in Michigan and Wilmot Mountain in Wisconsin. The Company owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward Looking Statements
Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; unfavorable weather conditions or natural disasters; willingness of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases, and the cost and availability of travel options; adverse events that occur during our peak operating periods combined with the seasonality of our business; competition in our mountain and lodging businesses; high fixed cost structure of our business; our ability to fund resort capital expenditures; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to our reliance on information technology; our failure to maintain the integrity of our customer or employee data; adverse consequences of current or future legal claims; a deterioration in the quality or reputation of our brands, including from the risk of accidents at our mountain resorts; our ability to hire and retain a sufficient seasonal workforce; risks related to our workforce, including increased labor costs; loss of key personnel; our ability to successfully integrate acquired businesses or future acquisitions; our ability to realize anticipated financial benefits from Park City; fluctuations in foreign currency exchange rates, in particular the Australian Dollar; impairments or write downs of our assets; changes in accounting estimates and judgments, accounting principles, policies or guidelines; a materially adverse change in our financial condition; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2015.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.